NEWS RELEASE

                                          The Cooper Companies
                                          1 Bridge Plaza, Sixth Floor
                                          Fort Lee, NJ 07024 USA
                                          201-585-5100
                                          201-585-5355 (Fax)

                                          CONTACTS:
                                          Marisa A. Heine
                                          Peter C. Harkins
                                          D.F. King & Co., Inc.
                                          (212) 269-5550
                                          (212) 952-0137 (Fax)

FOR IMMEDIATE RELEASE

     FORT LEE, NEW JERSEY, JANUARY 14, 1994 . . . The Cooper Companies, Inc. (NYSE:COO)(the 'Company') announced today that a verdict had been reached in the trial with respect to the charges in the federal criminal indictment against the Company and Gary Singer, a former Co-Chairman of the Company, relating to, among other things, an alleged securities 'trading scheme.' Mr. Singer was found guilty on 21 counts, including racketeering, conspiracy, mail fraud, wire fraud, money laundering and aiding and abetting violations by an investment advisor. The Company was found guilty on seven counts of mail fraud and wire fraud related to Mr. Singer's conduct, but acquitted of conspiracy and aiding and abetting charges.

     Sentencing is expected to occur on March 25, 1994. The maximum penalty which could be imposed on the Company is the greatest of $500,000 per count, twice the gross gain derived from each count or twice the gross loss suffered by the victim of each count. In addition to penalties, the court could impose a fine equal to restitution.

     The Company, Gary Singer and Steven Singer, the Company's Executive Vice President and Chief Operating Officer, face various related charges contained in a civil complaint filed by the Securities and Exchange Commission.

NOTE TO EDITOR: The principal subsidiaries of The Cooper Companies, Inc. are CooperVision, Inc., CooperVision Pharmaceuticals, Inc., CooperSurgical, Inc. and Hospital Group of America, Inc. See press releases dated October 7, 1993 and January 7, 1994 for information regarding the Company's recent settlement of liability for breast implant litigation and completion of an exchange offer and consent solicitation relating to its 10-5/8% subordinated debentures.
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